Exhibit 99.1

News Release

St. Jude Medical and Abbott to Sell Portion of Vascular Closure and Electrophysiology Businesses to Terumo Corporation

•             The agreement is an important step toward completion of Abbott’s acquisition of St. Jude Medical

•             Abbott’s acquisition of St. Jude Medical is expected to close by year-end

ABBOTT PARK, Ill. and ST. PAUL, Minn., Oct. 18, 2016 — Abbott and St. Jude Medical, Inc. announced today an agreement in principle to sell certain products to Terumo Corporation. The transaction reflects a purchase price of approximately $1.12 billion and is subject to the successful completion of Abbott’s acquisition of St. Jude Medical and antitrust regulatory approvals. Abbott, St. Jude Medical and Terumo are bound by the terms of an exclusivity agreement.

The divestiture is an all-cash transaction and will include the products globally for St. Jude Medical’s Angio-Seal™ and Femoseal™ vascular closure products and Abbott’s Vado® Steerable Sheath. Abbott will retain its vascular closure products, which include the Perclose ProGlide® Suture-Mediated Closure System, StarClose SE® Vascular Closure System and Prostar® XL Percutaneous Vascular Surgical System.

Following Abbott’s acquisition of St. Jude Medical, the combined business will compete in nearly every area of the cardiovascular market and hold top positions in high-growth segments, including atrial fibrillation, structural heart and heart failure, as well as a leading position in the high-growth neuromodulation market. This combined portfolio will have the depth, breadth and innovation to help patients restore their health, reduce costs for payors and deliver greater value to customers.

Abbott expects to mitigate any impact to its adjusted earnings per share projections related to the sale of these assets to Terumo.

About St. Jude Medical

St. Jude Medical is a leading global medical device manufacturer and is dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical employs approximately 18,000 people worldwide and has five major areas of focus that include heart failure, atrial fibrillation, neuromodulation, traditional cardiac rhythm management and cardiovascular.

For more information, please visit sjm.com or follow us on Twitter @SJM_Media.

About Abbott

Abbott is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 74,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

Private Securities Litigation Reform Act of 1995

Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott and St. Jude Medical caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction with Terumo and the acquisition of St. Jude Medical by Abbott on a timely basis or at all, the ability of the parties to satisfy the conditions precedent to consummation of the proposed transaction with Terumo and the acquisition of St. Jude Medical by Abbott, including the ability to secure the required regulatory approvals on the terms expected, at all or in a timely manner, the ability of Abbott to successfully integrate St. Jude Medical’s operations, and the ability of Abbott to implement its plans, forecasts and other expectations with respect to St. Jude Medical’s business after the completion of the acquisition of St. Jude Medical and realize expected synergies. Economic, competitive, governmental, technological and other factors that may affect Abbott’s and St. Jude Medical’s operations are discussed in Item 1A, “Risk Factors,” in each of Abbott’s Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2015, and Quarterly Report on Form 10-Q for the period ended June 30, 2016, and St. Jude Medical’s Annual Report on Securities and Exchange Commission Form 10-K for the year ended Jan. 2, 2016, respectively, and are incorporated by reference. Abbott and St. Jude Medical undertake no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Important Additional Information

In connection with the proposed transaction, Abbott has filed a registration statement on Form S-4, which includes a document that serves as a prospectus of Abbott and a proxy statement of St. Jude Medical (the “proxy statement/prospectus”), and each party will file other documents regarding the proposed transaction with the U.S. Securities and Exchange Commission (the “SEC”). The registration statement was declared effective on September 26, 2016, and the definitive proxy statement/final prospectus was first mailed to St. Jude Medical shareholders of record as of September 16, 2016 on or about September 26, 2016. Investors and security holders of St. Jude Medical are urged to carefully read the entire registration statement and proxy statement/prospectus, and to carefully read other relevant documents filed with the SEC in their entirety when they become available, because they will contain important information. Investors and security holders can obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website or from Abbott or St. Jude Medical as described in the paragraphs below.

The documents filed by Abbott with the SEC may be obtained free of charge at Abbott’s website at www.abbott.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Abbott by requesting them by mail at Abbott Laboratories, 100 Abbott Park Road, Abbott Park, IL 60064-6400, Attention: Investor Relations, or by telephone at (224) 667-8945.

The documents filed by St. Jude Medical with the SEC may be obtained free of charge at St. Jude Medical’s website at www.sjm.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from St. Jude Medical by requesting them by mail at St. Jude Medical, One St. Jude Medical Drive, St. Paul, MN 55117, Attention: Investor Relations, or by telephone at (651) 756-4347.

Participants in the Solicitation

St. Jude Medical, Abbott and certain of their directors, executive officers and employees may be deemed participants in the solicitation of proxies from St. Jude Medical shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of St. Jude Medical in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement filed with the SEC by St. Jude Medical on September 26, 2016 and the final prospectus filed with the SEC by Abbott on September 26, 2016. Information about the directors and executive officers of Abbott and their ownership of Abbott common shares is set forth in the definitive proxy statement for Abbott’s 2016 annual meeting of shareholders, as previously filed with the SEC on March 18, 2016. Information about the directors and executive officers of St. Jude Medical and their ownership of St. Jude Medical common shares is set forth in the definitive proxy statement filed with the SEC on September 26, 2016. Free copies of these documents may be obtained as described in the paragraphs above.

Abbott Media:	St. Jude Medical Media:
Darcy Ross, +1 (224) 667-3655	Candace Steele Flippin, +1 (651) 756-3029
Elissa Maurer, +1 (224) 668-3309

Abbott Financial:	St. Jude Medical Financial:
Scott Leinenweber, +1 (224) 668-0791	J.C. Weigelt, +1 (651) 756-4347
Michael Comilla, +1 (224) 668-1872	Tony Riter, +1 (651) 756-2114

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